Exhibit 99.1

SPAR Group Exceeds Revenue Guidance and Announces Revenue Growth to $73.5 Million for Fiscal Year 2011

2011 Fourth Quarter Revenue Grew 26% to $23.6 Million

TARRYTOWN, NY - (3/19/2012) - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced fourth quarter and 2011 year end revenue of $23.6 million and $73.5, million respectively.

2011 Company Highlights

●	Revenue for the fiscal year increased by 16% and by 26% for the fourth quarter of 2011 based on strong growth from the Company's international operations.
●	Added several new subsidiaries in 2011 to expand operations in Mexico, Turkey and China that are expected to add additional $18 million in revenue in 2012.
●	International division revenues grew by 55% for the fourth quarter and 34% for the fiscal year.
●	Working capital improved to $7.2 million from $4.4 million year over year and cash on hand increased approximately $800,000.

"Having exceeded our revenue guidance for FY2011, SPAR Group is extremely pleased with the Company's significant growth during both the fourth quarter and fiscal year for 2011," stated Gary Raymond, Chief Executive Officer of SPAR Group. "Due to our strategic business model for global expansion, our international division now accounts for nearly half of SPAR Groups total revenue.  Through the use of our proprietary technology, our ability to enter new markets and quickly operate in a profitable manner provides us with a strong competitive advantage.  We are currently evaluating several additional expansion opportunities which will be accretive to our earnings and provide increased market opportunities for future growth.”

Mr. Raymond continued, "In addition to the strong growth in our international division, we are pleased with continued consistent success in our domestic business.  In both divisions we expect additional contract awards that will lead to consistent growth throughout 2012 and beyond. With numerous profitable opportunities available to us, and expectations for additional domestic and international acquisitions in the coming year, 2012 looks to be one of our strongest growth years ever.”

Three Month Financial Results for the period ended December 31, 2011

●	Total revenue increased 26%, led by strong growth of 55% in the International division,
●	Net Income of $1.2 million,
●	Gross Profit increased 11%.

	Three Months Ended December 31, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$10,188	$10,060	$128	1%
International	13,411	8,678	4,733	55%
Total	$23,599	$18,738	$4,861	26%
Gross Profit:
Domestic	$3,721	$3,925	$(204)	(5)%
International	3,535	2,638	897	34%
Total	$7,256	$6,563	$693	11%
Operating Income:
Domestic	$1,213	$1,404	$(191)	(14)%
International	315	247	68	28%
Total	$1,528	$1,651	$(123)	(8)%
Net Income:
Domestic	$991	$1,143	$(152)	(13)%
International	213	52	161	307%
Total	$1,204	$1,195	$9	1%

Revenue for the quarter ended December 31, 2011 totaled $23.6 million, an increase of 26% compared to $18.7 million for the fourth quarter ended December 31, 2010. Domestic revenue for the fourth quarter of 2011 was $10.2 million compared to $10.1 million for the same period in 2010. The increase in domestic revenue was mainly attributable to continued growth from the Company’s syndicated services as well as continued growth in the assembly business. International revenue for the fourth quarter increased 55% to $13.4 million compared to $8.7 million during the same period 2010.  This increase is due to additional revenue from the new subsidiaries in Mexico and Turkey and improved operations in China, South Africa and Australia.

Gross profit increased 11% to $7.3 million for the fourth quarter of 2011, when compared to $6.6 million the same period of 2010. Domestically, our gross profit margin was 36.5% for the fourth quarter 2011 compared to 39% in 2010. The decrease in gross profit margin was directly attributable to an unfavorable mix within both syndicated and project work compared to last year. Internationally, our gross profit margin was 26.4% for the fourth quarter of 2011 compared to 30.4% for the same period in 2010. This change was due to the mix of business predominately in our China, Japan, South Africa and Mexico markets.

Net income for the fourth quarter of 2011 was $1.2 million, or $0.06 per share, compared to $1.2 million, or $0.06 per share, for the same period of 2010 based on diluted shares outstanding of 21.3 million and 21.0 million, respectively. Domestically, net income for the fourth quarter was $991,000 compared to net income of $1.1 million for the same period in 2010. Internationally, net income for the fourth quarter of 2011 totaled $213,000 compared to a net income of $52,000 for the same period in 2010.

Fiscal Year Ended December 31, 2011 Financial Results

●	Total revenue increased 16%,
●	Domestic revenue increased $1.2 million,
●	International revenue increased $9.1 million,
●	Gross profit increased $1.5 million,
●	Working capital continues to show improvement at $7.2 million.

	Twelve Months Ended December 31, (in thousands)
	2011	2010	Change
			$	%
Net Revenue:
Domestic	$37,809	$36,564	$1,245	3%
International	35,715	26,590	9,125	34%
Total	$73,524	$63,154	$10,370	16%
Gross Profit:
Domestic	$12,590	$13,129	$(539)	(4)%
International	9,906	7,860	2,046	26%
Total	$22,496	$20,989	$1,507	7%
Operating Income:
Domestic	$2,774	$3,044	$(270)	(9)%
International	111	(213)	324	152%
Total	$2,885	$2,831	$54	2%
Net Income (loss):
Domestic	$2,333	$2,673	$(340)	(13)%
International	(119)	(506)	387	77%
Total	$2,214	$2,167	$47	2%

Revenue for the fiscal year 2011 increased 16% to $73.5 million compared to $63.1 million in 2010. Domestic revenue for 2011 was $37.8 million compared to $36.6 million during the same period in 2010, an increase of $1.2 million primarily attributable to continued growth from the Company’s syndicated and assembly services. Internationally, our revenue for the year ended December 31, 2011 was $35.7 million compared to $26.6 million during the same period 2010. The increase in international revenue was due primarily to additional revenue from the new subsidiary in Mexico of $4.6 million, an increase in China of $2.5 million resulting primarily from increased project work in the beverage category and an increase in South Africa of $2.2 million resulting from a new client in the general merchandising category.

Gross profit for the fiscal year 2011 increased 7% to $22.5 million compared to $21.0 million for the same period in 2010. Domestic margins for the fiscal year 2011 were 33.3% compared to 35.9% during the same period 2010. The changes in domestic gross profit margins are related to an unfavorable mix within both syndicated and project work compared to last year. Internationally, our gross profit margins for 2011 were 27.7% compared to 29.6% in the previous year, primarily due to the mix of business in Mexico, South Africa, China and Japan.

Net income for the fiscal year 2011 totaled $2.2 million or $0.10 per share compared to net income of $2.2 million, or $0.11 per share, for the fiscal year 2010 based on diluted shares outstanding of 21.3 million and 20.6 million, respectively.  Domestically, our 2011 net income totaled $2.3 million compared to net income of $2.7 million for the same period in 2010. Internationally, a net loss for the fiscal year 2011 totaled $119,000 compared to a net loss of $506,000 for the same period in 2010.

Balance Sheet as of December 31, 2011

As of December 31, 2011 working capital improved to $7.2 million and our current ratio increased to 1.7 to 1. Total current assets and total assets were $18.0 million and $21.5 million, respectively and cash and cash equivalents totaled $1.7 million at December 31, 2011. Total current liabilities and total liabilities were $10.8 million and $11.1 million, respectively and total equity was $9.3 million at December 31, 2011.

The Company intends to file the Form 10-K with the Securities and Exchange Commission on or before March 20, 2012.  The Company will host a shareholder conference call on March 22, 2012 at 4:15 p.m. eastern standard time.  Anyone interested in participating should dial 1-877-941-2068, if calling from within the United States, or 1-480-629-9712, if calling internationally, approximately 5 to 10 minutes prior to the 4:15 p.m. start time. Participants should ask for the SPAR Group Shareholder Update conference call.  A webcast will also be available on the SPAR Group website, www.sparinc.com.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions, placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Tables Follow

SPAR Group, Inc. Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net revenues	$23,599	$18,738	$73,524	$63,154
Cost of revenues	16,343	12,175	51,028	42,165
Gross profit	7,256	6,563	22,496	20,989

Selling, general, and administrative expense	5,467	4,619	18,542	17,140
Depreciation and amortization	261	293	1,069	1,018
Operating income	1,528	1,651	2,885	2,831

Interest expense	36	171	197	310
Other expense (income)	11	(36)	(11)	(21)
Income before provision for income taxes	1,481	1,516	2,699	2,542

Provision for income taxes	291	188	362	263
Net income	1,190	1,329	2,337	2,279
Net loss (income) attributable to the non-controlling interest	14	(133)	(123)	(112)
Net income attributable to SPAR Group, Inc.	$1,204	$1,195	$2,214	$2,167

Net income per basic/diluted common share:

Net income – basic	$0.06	$0.06	$0.11	$0.11

Net income –diluted	$0.06	$0.06	$0.10	$0.11

Weighted average common shares - basic	20,101	19,290	19,958	19,209

Weighted average common shares - diluted	21,344	21,047	21,327	20,602

SPAR Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
Assets	(unaudited)	(note)
Current assets:
Cash and cash equivalents	$1,705	$923
Accounts receivable, net	15,461	13,999
Prepaid expenses and other current assets	801	1,283
Total current assets	17,967	16,205

Property and equipment, net	1,523	1,452
Goodwill	1,148	848
Intangibles	705	362
Other assets	178	226
Total assets	$21,521	$19,093

Liabilities and equity
Current liabilities:
Accounts payable	$1,819	$1,804
Accrued expenses and other current liabilities	4,039	2,733
Accrued expense due to affiliates	1,092	1,575
Customer deposits	183	471
Lines of credit and other debt	3,641	5,263
Total current liabilities	10,774	11,846
Long-term debt and other liabilities	334	-
Total liabilities	11,108	11,846

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares - 2,445,598 Issued and outstanding shares – None - December 31, 2011 554,402 - December 31, 2010	-	6
Common stock, $.01 par value: Authorized shares - 47,000,000 Issued and outstanding shares – 20,103,043 – December 31, 2011 19,314,306 – December 31, 2010	201	193
Treasury stock	-	(1)
Additional paid-in capital	13,940	13,549
Accumulated other comprehensive loss	(172)	(142)
Accumulated deficit	(4,626)	(6,808)
Total SPAR Group, Inc. equity	9,343	6,797
Non-controlling interest	1,070	450
Total liabilities and equity	$21,521	$19,093

Note:  The Balance Sheet at December 31, 2010, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net